Exhibit 10.1
RETIREMENT AND RELEASE AGREEMENT

This RETIREMENT AND RELEASE AGREEMENT (“Agreement”), dated as of March 2, 2026, is by and between EPR Properties, a Maryland real estate investment trust (the “Company”) and Gregory E. Zimmerman (“Zimmerman”).

WHEREAS, Zimmerman is employed by the Company in the position of Executive Vice President and Chief Investment Officer;

WHEREAS, Zimmerman has announced his retirement from the Company; and

WHEREAS, the Company and Zimmerman desire to compromise and settle any and all claims which might arise out of or in any manner be related to Zimmerman’s employment with the Company up to and including the date of this Agreement, in consideration for certain benefits to which Zimmerman would not otherwise be entitled.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

Consideration

1.The Company will provide the following consideration.

a.The Company and Zimmerman agree that Zimmerman’s employment will terminate at the close of business on March 2, 2026 (the “Retirement Date”). The Company will compensate Zimmerman for his services through the Retirement Date, at the same level of wages and benefits he earned as of the date hereof.

b.Subject to Zimmerman executing (and not revoking) this Agreement, the Company will pay to Zimmerman, or on his behalf:

i.The gross amount of $92,319.74, which is equivalent to the pro-rated annual incentive bonus that Zimmerman would have received under the Company’s annual incentive program for 2026 with the achievement of “at target” performance level, less deductions required by law.
ii.The gross amount of $65,854.75, which is equivalent to the pro-rated Time-Based Restricted Shares portion of the Company’s long term incentive plan that Zimmerman would have received under such plan for 2026 with the achievement of “at target” performance level, less deductions required by law.
iii.Payment for PTO days in the amount of $60,703.85.
iv.2,984 performance share units under a 2026 Performance Share Award Agreement which is equivalent to the performance share portion of the pro-rated long term incentive bonus that Zimmerman would have received under the Company’s long term incentive program for 2026, less deductions required by law.

c.     The amounts set forth in this Section will be less applicable payroll withholdings. The performance share units in Section 1.b.iv will be issued pursuant to a 2026 Award Agreement at the time performance share units are issued to other Company executives (in the ordinary course ) pursuant to the Company’s long term incentive plan. The amounts set forth in Sections 1.b.i, 1.b.ii and 1.b.iii will be paid in a lump sum promptly after the later of (1) the expiration of the seven-day waiting period described in Section 10 of this Agreement, or (2) the Retirement Date.

d.     All unvested restricted common shares of the Company held by Zimmerman will become vested upon the close of business on the later of (1) the expiration of the seven-day waiting period described in Section 10 of this Agreement, or (2) the Retirement Date. Further, any Performance Share Award Agreements entered into by and between Company and Zimmerman will remain in place and continue in full force and effect.

e.     Zimmerman will keep his current Company car, and Ayco wealth management services will remain available to him at the cost of the Company until December 31, 2028.

All Compensation Received

2.     Zimmerman acknowledges and agrees that upon receipt of the consideration set forth in Section 1.b of this Agreement he will have received any and all wages or other compensation to which he is entitled because of his work performed for the Company or otherwise due from the Company.

3.     Zimmerman understands and acknowledges that all employee benefits paid to him or on his behalf shall cease effective the Retirement Date, or on such later date as specified in the applicable plan, and the parties specifically understand and agree that this Agreement does not affect and shall not diminish Zimmerman’s rights to: (a) elect continued coverage for medical, dental and/or vision insurance pursuant to COBRA, (b) vested 401(k) benefits, (c) vested restricted common shares, and (d) any shares of EPR stock that Zimmerman owns. All vested 401(k) benefits and vested restricted common shares will continue to be governed by their respective applicable plans and agreements.

Release of All Claims

4.     Zimmerman releases the Company and all of its parents, subsidiaries, joint venturers, affiliates, assigns and successors, and all of its past, present and future owners/shareholders, officers, directors, agents, employees, trustees, representatives, insurers and attorneys (referred to in this document as the “Released Parties”) from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that he may have, whether known to him or not. Notwithstanding this Section 4, nothing in this Agreement is intended to release any claims that cannot be released as a matter of law.

Release of All Employment Law Claims

5.     Zimmerman understands and agrees that he is releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that he may have under any express or implied contract, or any city ordinance or state, federal or common law meant to protect workers in their employment relationships including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Missouri Human Rights Act, the Kansas Act Against Discrimination, the Americans with Disabilities Act, the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, 18 U.S.C. § 1514A, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Missouri Service Letter statute, the Labor Management Relations Act, and under which he may have rights and claims, whether known to him or not, arising, directly or indirectly out of Zimmerman’s employment by the Company and/or the separation of his employment with the Company. Notwithstanding this Section 5, nothing in this Agreement is intended to release any claims that cannot be released as a matter of law.

Release of Any Age Discrimination Claims

6.     Zimmerman understands and agrees that he is releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that he may have, under the Age Discrimination in Employment Act, the Missouri Human Rights Act, the Kansas Age Discrimination in Employment Act, and any other federal, state or local laws prohibiting age discrimination in employment, whether known to him or not, past or present, suspected or unsuspected, arising, directly or indirectly out of Zimmerman’s employment by the Company or the separation of his employment with the Company or any statements or actions of the Released Parties. Notwithstanding this Section 6, nothing in this Agreement is intended to release any claims that cannot be released as a matter of law.

Will Not File Claims

7.     Zimmerman understands and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims known and unknown, suspected or unsuspected, and that he intends the release set forth herein to be final and complete. Zimmerman further agrees that he will not prosecute or allow to be prosecuted on his behalf, in any administrative agency or court, whether state or federal, or in any arbitration proceeding, any claim or demand of any type related to the matters released above, it being Zimmerman’s intention that, with the execution of this Agreement, Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to him that exist as of the date of this Agreement. Zimmerman understands that nothing in this Agreement shall preclude him from filing a charge of discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission or comparable agency. However, Zimmerman further agrees that he cannot and will not seek or accept any personal benefit from the Company, whether in monetary or other form, as part of or related to any proceeding initiated by any other person, agency or other governmental body of the United States or any other jurisdiction. Furthermore, nothing in this Agreement prohibits Zimmerman from reporting possible violations of federal law or regulation to any government agency or entity, or making other disclosures that are protected under the whistleblower provisions of law. Notwithstanding any of the provisions of this Agreement, Zimmerman is not releasing any rights that he may have that cannot be released pursuant to applicable law.

Notwithstanding Zimmerman’s releases under Sections 4, 5 and 6 above, and his obligations under this Section 7, Zimmerman retains all rights to be indemnified, defended and held harmless, with advancement of expenses, that, before entering into this Agreement, he enjoys under applicable state laws, indemnification agreements or the organic documents of the Company. Zimmerman’s obligations under Sections 4 through 7 shall be subject to the Company’s full and timely performance of its payment obligations under this Agreement.

Non-Disparagement and Non-Solicitation

8.     From and after the date of this Agreement, Zimmerman warrants and agrees that he will not make any disparaging comment in any format, whether written, electronic (including but limited to social media), or oral, to any customer, vendor, prospective employer, Company employee, the media, or any other individual or entity regarding the Company and/or the Released Parties which relates to the Company's business or related activities, or the relationship between the Company, Released Parties and Zimmerman. Further, for a period of one (1) year from the date of this Agreement, Zimmerman will not, for himself or on behalf of any other person or business enterprise, solicit any employee of the Company on behalf of any other business enterprise, nor shall he induce any employee or independent contractor associated with the Company to terminate or breach an employment, contractual or other relationship with the Company.

Consequences of Breach of Non-Disparagement and Non-Solicitation Obligations

9.    Zimmerman understands and agrees that his obligations set forth in Section 8 of this Agreement is a material inducement to the Company in making this Agreement. Accordingly, the Company shall be entitled to injunctive or specific relief from a court of competent jurisdiction against any breach or threatened breach by Zimmerman, his agents or any persons acting with him, of the covenants in Section 8 of this Agreement without the necessity of posting bond or proving lack of an adequate remedy at law, and without limitation of other remedies that may be available to the Company at law or in equity.

Time to Consider this Separation Agreement and Release and 7-Day Revocation Period

10.     Zimmerman acknowledges that he has been given the option to consider this Agreement for up to twenty-one (21) days before signing it. Zimmerman further acknowledges that he has been advised to consult with an attorney prior to signing this Agreement. Zimmerman understands that after signing this Agreement, he has seven (7) days in which to consider it and, if desired, to revoke it by giving written notice of such revocation to the Company in care of Liz Grace, Sr. Vice President – Human Resources and Administration, 909 Walnut, Suite 200, Kansas City, MO 64106, lizg@eprkc.com, prior to the expiration of the 7-day revocation period, but that upon such revocation, Zimmerman shall forfeit any and all rights to all consideration otherwise to be provided to him under the terms of this Agreement. Zimmerman also understands that this Agreement shall not become effective or enforceable until the expiration of the 7-day revocation period.

Return of All Company Property

11.     Zimmerman agrees that he will return any and all property (including, but not limited to, his Company-provided computer, personal computing devices, keys, security and parking cards or fobs, tools, credit cards and Company files and documents and all copies thereof, whether in hard copy or stored electronically) of the Company, its parents, subsidiaries or affiliates in his possession.

Non‑Admission of Liability

12.     Zimmerman understands and agrees that the Released Parties deny that he has any legally cognizable claims against them but that the Released Parties desire to amicably settle any and all disputes they now may have with him, Zimmerman further understands and agrees that neither this Agreement nor any action taken hereunder is to be construed as an admission by the Released Parties of violation of any local, state, federal, or common law - in fact, Zimmerman understands that the Released Parties expressly deny any such violation.

Section 409A Savings Clause

13.     This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code, Title 26 of the United States Code (the “Code”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and must be administered and interpreted in accordance with such intent. Without limiting the generality of the foregoing, any term or provision that is determined to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Each installment payment under this Agreement is treated as a separate payment for purposes of Section 409A of the Code. All reimbursements provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code must be made or provided in accordance with the requirements of Section 409A of the Code.

Resignation

14.     On and as of the Retirement Date, Zimmerman will deliver to the Company a letter of resignation in substantially the form attached hereto as Exhibit A.

Taxation

15.     Zimmerman understands and agrees that none of the Released Parties, including their attorneys, have made any express or implied representations to him with respect to the tax implications of any payment made herein.

Missouri Law Applies

16.     Zimmerman and the Company understand and agree that this Agreement shall be governed by the laws of the State of Missouri.

Use of Headings

17.     Zimmerman and the Company understand and agree that the headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions.

Agreement May Not Be Modified

18.     Zimmerman and the Company understand and agree that no provision of this Agreement may be waived, modified, altered or amended except upon the express written consent of the Company and Zimmerman.

Full Agreement

19.     Zimmerman and the Company understand this Agreement sets forth the entire terms of the agreement between the Company and Zimmerman.

Invalidity of Any Provision Affects Only that Provision

20.     Zimmerman and the Company understand and agree that if, for any reason, any term or provision of this Agreement is construed to be unenforceable or void, the balance of it will yet be effective and enforceable.

Have Read, Understand and Have Voluntarily Signed Agreement

21.     Zimmerman and the Company have each read this Agreement, and each understands its contents. Zimmerman and the Company have each signed this Agreement voluntarily and knowingly.

IN WITNESS WHERE OF, the parties have executed this Release Agreement.

/s/ Gregory E. Zimmerman
Gregory E. Zimmerman

EPR PROPERTIES

By:	/s/ Paul R. Turvey
Name:	Paul R. Turvey
Its:	SVP General Counsel and Secretary

EXHIBIT A

Letter of Resignation

Gregory E. Zimmerman

March 2, 2026

EPR Properties
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
Attn: Secretary

Dear Secretary:

I hereby resign my offices of Executive Vice President and Chief Investment Officer of EPR Properties, a Maryland real estate investment trust (the “Company”), and any and all other positions as an officer, director, trustee or employee of any direct or indirect subsidiary or benefit plan or trust of the Company, effective as of the close of business on the date hereof.

/s/ Gregory E. Zimmerman
Gregory E. Zimmerman